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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
NEENAH PAPER, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

April 29, 2005

Dear Stockholder:

        You are cordially invited to attend the 2005 Annual Meeting of Stockholders of Neenah Paper, Inc. to be held at the Neenah Paper Whiting Mill, Conference Center, 3243 Whiting Road, Stevens Point, Wisconsin 54481 on Monday, June 20, 2005 at 2:00 p.m., local time.

        The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. At the Annual Meeting, stockholders will be asked to elect two Class I directors for a three-year term and ratify the engagement by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent auditors of Neenah Paper, Inc. for the fiscal year ending December 31, 2005. During the meeting, we also will provide a brief report on our operations and our plans for the future. Our directors and officers, as well as representatives from our independent auditors, Deloitte & Touche LLP, will be present to respond to appropriate questions from stockholders.

        Please mark, date, sign and return your proxy card in the enclosed envelope or vote electronically using the Internet or telephone voting procedures, at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

Sincerely,
SEAN T. ERWIN Chairman of the Board, President and Chief Executive Officer

Neenah Paper, Inc.
3460 Preston Ridge Road
Preston Ridge III, Suite 600
Alpharetta, Georgia 30005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 20, 2005

        NOTICE HEREBY IS GIVEN that the 2005 Annual Meeting of Stockholders of Neenah Paper, Inc. will be held at the Neenah Paper Whiting Mill, Conference Center, 3243 Whiting Road, Stevens Point, Wisconsin 54481 on Monday, June 20, 2005 at 2:00 p.m., local time, for the purposes of considering and voting upon:

  1.
  A proposal to elect two Class I directors to serve until the 2008 Annual Meeting of Stockholders;

  2.
  A proposal to ratify the appointment of Deloitte & Touche LLP as the independent auditors of Neenah Paper, Inc. for the fiscal year ending December 31, 2005; and

  3.
  Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

        Information relating to the above matters is set fortthe attached Proxy Statement. Stockholders of record at the close of business on April 25, 2005 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors.
STEVEN S. HEINRICHS Vice President, General Counsel and Secretary

Alpharetta, Georgia
April 29, 2005

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

Neenah Paper, Inc.
3460 Preston Ridge Road
Preston Ridge III, Suite 600
Alpharetta, Georgia 30005

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 20, 2005

        This Proxy Statement is furnished to the stockholders of Neenah Paper, Inc. in connection with the solicitation of proxies by our Board of Directors to be voted at the 2005 Annual Meeting of Stockholders and at any adjournments thereof. The Annual Meeting will be held at the Neenah Paper Whiting Mill, Conference Center, 3243 Whiting Road, Stevens Point, Wisconsin 54481 on Monday, June 20, 2005 at 2:00 p.m., local time. When used in this Proxy Statement, the terms "we," "us," "our" and "Neenah" refer to Neenah Paper, Inc.

        The approximate date on which this Proxy Statement and form of proxy card are first being sent or given to stockholders is April 29, 2005.

VOTING

General

        The securities that can be voted at the Annual Meeting consist of our common stock, $.01 par value per share, with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the Annual Meeting is April 25, 2005. On the record date, 14,763,319 shares of common stock were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

        The presence, in person or by proxy, of a majority of the issued and outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, we will use the proposal receiving the greatest number of all votes "for" or "against" and abstentions (including instructions to withhold authority to vote).

        In voting with regard to the proposal to elect two Class I directors (Proposal 1), stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by Delaware law and is a plurality of the votes cast by the holders of shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, in accordance with Delaware law, votes that are withheld will be counted in determining whether a quorum is present but will have no other effect on the election of directors.

        In voting with regard to the proposal to ratify the directors' appointment of the independent auditors (Proposal 2), stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 2 is governed by Delaware law and is the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present and the number of votes required to obtain the necessary majority vote for the proposal and therefore, will have the same legal effect as voting against the proposal.

        Under the rules of the New York and American Stock Exchanges (the "Exchanges") that govern most domestic stock brokerage firms, member firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered "discretionary" proposals under the rules of the Exchanges. These votes by brokers are considered as votes cast in determining the outcome of any discretionary proposal. We believe that Proposal 1 and Proposal 2 are discretionary. Member brokerage firms that have received no instructions from their clients as to "non-discretionary" proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a "broker non-vote" on the proposal. "Broker non-votes" are considered in determining whether a quorum exists at the Annual Meeting, but "broker non-votes" are not considered as votes cast in determining the outcome of any proposal.

Proxy Voting Procedures

        You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposal or abstain from voting.

        If your shares are held in your name, you can vote by proxy in three convenient ways:

  •
  Via Internet:    Go to http://www.eproxyvote.com/np and follow the instructions. You will need to enter the control number printed on your proxy card.

  •
  By Telephone:    Call toll-free 1-877-779-8683 and follow the instructions. You will need to enter the control number printed on your proxy card.

  •
  In Writing:    Complete, sign, date and return your proxy card in the enclosed envelope.

        All properly executed proxies received by Neenah in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted on the proxy card. In the absence of such instructions, the shares represented by a proxy will be voted "FOR" the election of all Class I director nominees and "FOR" the ratification of the appointment of Deloitte & Touche LLP as independent auditors. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

        Any stockholder delivering a proxy has the power to revoke it at any time before it is voted (i) by giving written notice to Steven S. Heinrichs, Vice President, General Counsel and Secretary of Neenah, at 3460 Preston Ridge Road, Preston Ridge III, Suite 600, Alpharetta, Georgia 30005, (ii) by submitting a proxy card bearing a later date, including a proxy given via the Internet or by telephone or (iii) by voting in person at the Annual Meeting. Please note, however, that under the rules of the Exchanges and the NASDAQ National Market, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may revoke his proxy and vote his or her shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the Exchanges or the NASDAQ National Market, as employed by the beneficial owner's brokerage firm.

        We are also sending this Proxy Statement and voting materials to participants in various employee benefit plans of the company. The trustee of each plan, as the stockholder of record of the shares of common stock held in the plans, will vote whole shares of stock attributable to each participant's interest in the plans in accordance with the directions the participant gives or, if no directions are given by the participant, in accordance with the directions of the respective plan committees.

        In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We expect to retain Georgeson Shareholder Communications Inc. to aid in the solicitation at a cost of approximately $7,500 plus reimbursement of out-of-pocket expenses. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2005 with respect to (i) each of our directors; (ii) our Chief Executive Officer; (iii) each of the other named executive officers in the Summary Compensation Table herein; and (iv) all executive officers and directors as a group, based in each case on information furnished to us by such persons. The mailing address of each director and officer is c/o Neenah Paper, Inc., 3460 Preston Ridge Road, Preston Ridge III, Suite 600, Alpharetta, Georgia 30005. As used in this Proxy Statement, "beneficial ownership" means that a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security).

Name	Shares Beneficially Owned(1)		Percent of Class(2)
Sean T. Erwin	150,748	(3)	1.0%
James G. Grosklaus	4,266	(4)	*
Edward D. Grzedzinski	0		*
Steven S. Heinrichs	70		*
Mary Ann Leeper	0		*
Bonnie C. Lind	37,345	(3)	*
Timothy S. Lucas	0		*
Philip C. Moore	0		*
William K. O'Connor	37,985	(3)	*
James R. Piedmonte	45,942	(3)	*
Stephen M. Wood	0		*
All directors and executive officers as a group (11 persons)	276,356	(3)	1.8%

(1)
Except as otherwise noted, the directors and executive officers, and all directors and executive officers as a group, have sole voting power and sole investment power over the shares listed.

(2)
An asterisk indicates that the percentage of common stock projected to be beneficially owned by the named individual does not exceed 1% of our common stock.

(3)
Includes the following shares of our common stock which could be acquired within 60 days of March 31, 2005: Mr. Erwin, 135,067 shares; Ms. Lind, 34,433 shares; Mr. O'Connor, 34,691 shares; Mr. Piedmonte, 43,679 shares; and all directors and executive officers as a group, 247,870 shares. Shares of common stock held by the trustee of Neenah's 401(k) Retirement Plan for the benefit of, and which are attributable to the accounts in the plan of, the named executive officers above also are included in this table.

(4)
Includes 2,233 shares owned by Mr. Grosklaus' spouse.

        The following table sets forth information regarding the beneficial ownership of our common stock as of the date indicated for each person, other than the officers or directors of Neenah, known to us to be the beneficial owner of more than 5% of our outstanding common stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares		Percent of Class
Eagle Asset Management, Inc. 880 Carillon Parkway St. Petersburg, Florida 33716	758,240	(1)	5.1%
Kestrel Investment Management Corporation 411 Borel Avenue, Suite 403 San Mateo, California 94402	751,600	(2)	5.1%
Morgan Stanley 1585 Broadway New York, New York 10036	786,761	(3)	5.4%

(1)
The amount shown and the following information is derived from the Schedule 13G filed by Eagle Asset Management, Inc., reporting beneficial ownership as of December 31, 2004. According to the Schedule 13G, Eagle Asset Management, Inc., a registered investment advisor, is the beneficial owner of, and has sole voting and dispositive power over the shares.

(2)
The amount shown and the following information is derived from the Schedule 13G filed by Kestrel Investment Management Corporation ("Kestrel") reporting beneficial ownership as of December 31, 2004. According to the Schedule 13G, Kestrel, a registered investment advisor, is the beneficial owner of, and has sole voting power over 723,700 of the shares and dispositive power over 751,600 of the shares. The Schedule 13G also indicates that each of David J. Steirman and Abbott J. Keller, who each have ownership interests in Kestrel, have sole voting power over 723,700 of the shares and dispositive power over 751,600 of the shares.

(3)
The amount shown and the following information is derived from the Schedule 13G filed by Morgan Stanley reporting beneficial ownership as of December 31, 2004. According to the Schedule 13G, Morgan Stanley, a parent holding company, is the beneficial owner of, and has sole voting and dispositive power over 720,588 of the shares, shared voting and dispositive power over 382 of the shares and indicates that Morgan Stanley has an aggregate amount of 786,761 shares that it beneficially owns. The Schedule 13G also indicates that Morgan Stanley is filing solely in its capacity as the parent company of, and indirect beneficial owner of securities held by, one of its business units.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

        The Board of Directors currently consists of seven members. The Board has nominated Timothy S. Lucas and Philip C. Moore for reelection as Class I directors at the 2005 Annual Meeting. Each of the nominees is currently a director of Neenah. If reelected as a Class I director at the Annual Meeting, each of the nominees would serve a three-year term expiring at the 2008 Annual Meeting of Stockholders and until his successor has been duly elected and qualified. There are no family relationships among the directors or the executive officers.

        Each of the nominees has consented to serve another term as a director if re-elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

        The Board of Directors unanimously recommends that the stockholders vote "FOR" the proposal to reelect Timothy S. Lucas and Philip C. Moore as Class I directors for a three-year term expiring at the 2008 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

Information Regarding Current Directors Nominated for Reelection

        Set forth below is certain information as of March 31, 2005, regarding the two nominees for Class I directors, including their ages and principal occupations (which have continued for at least the past five years unless otherwise noted).

        Timothy S. Lucas, CPA, age 58, has served as an independent consultant on financial reporting issues practicing as Lucas Financial Reporting since 2002. From 1988 to 2002, Mr. Lucas worked at the Financial Accounting Standards Board (FASB), where he was the Director of Research and Technical Activities, and Chairman of the FASB's Emerging Issues Task Force.

        Philip C. Moore, age 51, is a partner at McCarthy Tétrault, L.L.P., Canada's largest law firm. Mr. Moore practices corporate and securities law, with particular emphasis on corporate governance and finance, mergers and acquisitions and other business law issues. Mr. Moore has been with McCarthy Tétrault, L.L.P. since 1988. From 1994 to 2000, Mr. Moore was a director of Imax Corporation. He is currently a director of various private companies.

Information Regarding Continuing Directors

        Set forth below is certain information as of March 31, 2005, regarding our continuing directors, including their ages and principal occupations (which have continued for at least the past five years unless otherwise noted).

Class II Directors—Term Expiring at the 2006 Annual Meeting of Stockholders

        Mary Ann Leeper, Ph.D., age 64, has served as the President and Chief Operating Officer of The Female Health Company since 1996, as President and Chief Executive Officer of The Female Health Company Division of The Wisconsin Pharmacal Company from 1994 to 1996, and held other senior positions from 1987 to 1994 in the Wisconsin Pharmacal Company (renamed The Female Health Company in 1996). Dr. Leeper has served as a Director of The Female Health Company since 1987. Dr. Leeper is Chair and Board Member of The Female Health Foundation, which she founded in 1994 and has been a visiting Professor at the University of Virginia's Darden School of Business M.B.A. program since 2001. She held senior positions at G D Searle, was Assistant Professor at Temple University Schools of Pharmacy and Medicine, as well as a biochemist for Wyeth Laboratories and McNeil Laboratories. Dr. Leeper's educational background includes a B.S., Drexel University; M.S., Temple University; M.B.A., Northwestern University; and Ph.D., Temple University.

        Stephen M. Wood, Ph.D., age 58, is currently an independent international business consultant with the AFD Group, LLC. From 2001 to 2004, Dr. Wood served as the Chief Executive Officer of Kraton Polymers, a specialties chemical company, after it was sold by the Royal Dutch Shell Group to Ripplewood Holdings and established as an independent entity. Kraton Polymers is currently owned by the Texas Pacific Group which is a private equity investment company and JPMorgan Partners which is part of the JPMorgan Chase companies. From July to December 2004, Dr. Wood served as Vice Chairman advising the Kraton Board of Directors. Prior to the establishment of Kraton Polymers, Dr. Wood was President of the Elastomers business unit of Shell Chemicals Ltd. and a Vice President of that company. Dr. Wood was also International President of the International Institute of Synthetic

Rubber Producers. Dr. Wood has a BSc in Chemistry and a Ph.D. in Chemical Engineering from Nottingham University, United Kingdom and is a graduate of the Institute of Chemical Engineers.

Class III Directors—Term Expiring at the 2007 Annual Meeting of Stockholders

        Sean T. Erwin, age 53, is the Chairman of our Board of Directors and our President and Chief Executive Officer. Prior to our Spin-Off from Kimberly-Clark Corporation, Mr. Erwin had been an employee of Kimberly-Clark since 1978, and had held increasingly senior positions in both finance and business management. In January 2004, Mr. Erwin was named President of Kimberly-Clark's Pulp and Paper Sector, which comprised the businesses transferred to us by Kimberly-Clark. He served as the President of the Global Nonwoven business from early 2001. He has also served as the President of the European consumer tissue business, Managing Director of Kimberly-Clark Australia, as well as previously serving as President of the Pulp and Paper Sector, and President of the Technical Paper business.

        James G. Grosklaus, age 70, served as a Director of Midwest Air Group, Inc. from 1988 until April 2005. Prior to his retirement in 1996, Mr. Grosklaus served as Executive Vice President and member of the Board of Directors of Kimberly-Clark Corporation from 1986 to 1996.

        Edward D. Grzedzinski, age 50, served as the Chief Executive Officer of NOVA Information Systems from 1993, and Vice Chairman of US Bancorp from November 2001 to 2004. Mr. Grzedzinski has 20 years of experience in the electronic payments industry and was a co-founder of NOVA Information Systems in 1991. Mr. Grzedzinski served as a member of the Managing Committee of US Bancorp, and was a member of the Board of Directors of US Bank, N.A. Mr. Grzedzinski also served as Chairman of euroConex Technologies, Limited, a European payment processor owned by US Bancorp until November 2004 and was a member of the Board of Directors of Indus International, a global provider of enterprise asset management products and services until April 2005.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors conducts its business through meetings of the full Board and through committees of the Board, consisting of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. After our Spin-Off from Kimberly-Clark on November 30, 2004, our Board of Directors held one meeting, the Audit Committee held one meeting, the Compensation Committee held two meetings and the Nominating and Corporate Governance Committee held one meeting in 2004. No director attended less than 75% of the aggregate of meetings of the Board of Directors and meetings of the committees of which he or she is a member.

Audit Committee

        The Audit Committee is comprised solely of directors who meet the independence requirements of the New York Stock Exchange ("NYSE") and the Securities Exchange Act of 1934, as amended ("Exchange Act"), and are financially literate, as required by NYSE. At least one member of the Audit Committee is an audit committee financial expert, as defined by the rules and regulations of the Securities and Exchange Commission ("SEC"). The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the Board of Directors in monitoring:

  •
  the quality and integrity of our financial statements;

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  our compliance with ethical policies contained in our Code of Business Conduct and Ethics and legal and regulatory requirements;

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  the independence, qualification and performance of our independent auditors; and

  •
  the performance of our internal auditors.

        The Audit Committee is governed by the Audit Committee Charter approved by the Board. The charter is available on our website at www.neenah.com and is attached to this Proxy Statement as Appendix A. We will also provide a copy of the charter to stockholders upon request.

        The members of the Audit Committee are Messrs. Lucas (Chairperson) and Moore and Dr. Wood. The Board has determined that Mr. Lucas is an audit committee financial expert.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee is comprised solely of directors who meet NYSE independence requirements. The Nominating and Corporate Governance Committee:

  •
  oversees the process by which individuals are nominated to our Board of Directors;

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  reviews the qualifications, performance and independence of members of our Board of Directors;

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  reviews and recommends policies with respect to composition, organization, processes and practices of our Board of Directors; and

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  identifies and investigates emerging corporate governance issues and trends that may affect us.

        The Nominating and Corporate Governance Committee is governed by the Nominating and Corporate Governance Committee Charter approved by the Board. The charter is available on our website at www.neenah.com. We will also provide a copy of the charter to stockholders upon request.

        The members of the Nominating and Corporate Governance Committee are Dr. Leeper (Chairperson) and Messrs. Grosklaus and Grzedzinski.

Compensation Committee

        The Compensation Committee is comprised solely of directors who meet NYSE independence requirements, meet the requirements for a "Nonemployee Director" under the Exchange Act, and meet the requirements for an "outside director" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee:

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  reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and sets such compensation;

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  approves, in consultation with our Chief Executive Officer, the compensation of our officers who are elected by our Board of Directors;

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  makes recommendations to our Board of Directors with respect to our equity-based plans and executive incentive-compensation plans; and

  •
  reviews with management and approves awards under our long-term incentive-compensation plans and equity-based plans.

        The Compensation Committee is governed by the Compensation Committee Charter approved by the Board. The charter is available on our website at www.neenah.com. We will also provide a copy of the charter to stockholders upon request.

        The members of the Compensation Committee are Messrs. Grzedzinski (Chairperson) and Moore and Dr. Wood.

CORPORATE GOVERNANCE

Independent Directors

        Our Amended and Restated By-Laws provide that a majority of the directors on our Board shall be independent. In addition, the Corporate Governance Policies adopted by the Board, described further below, provide independence standards consistent with NYSE listing standards. The nominees for director are such that immediately after the election of the nominees to the Board of Directors, a majority of all directors holding office will be independent directors. The Nominating and Corporate Governance Committee and the Board have determined that all directors and nominees, except for Mr. Erwin, do not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors and are independent in accordance with NYSE listing standards and our Corporate Governance Policies.

Nomination of Directors

        The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer. More specifically, our Nominating and Corporate Governance Committee has adopted, and the Board of Directors has ratified, the Neenah Paper, Inc. Policy Regarding Qualification and Nomination of Director Candidates.

        The Nominating and Corporate Governance Committee seeks to create a Board that is as a whole strong in its collective knowledge of, and diversity of skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets.

        Qualified candidates for director are those who, in the judgment of the Committee, possess all of the following personal attributes and a sufficient mix of the experience attributes to assure effective service on the Board. Personal attributes of a Board candidate considered by the Committee include: leadership, ethical nature, contributing nature, independence, interpersonal skills, and effectiveness. Experience attributes of a Board candidate considered by the Committee include: financial acumen, general business experience, industry knowledge, diversity of view points, special business experience and expertise. When the Committee reviews a potential new candidate, the Committee looks specifically at the candidate's qualifications in light of the needs of the Board and our company at that time given the then current mix of director attributes.

        The Committee will utilize a variety of methods for identifying and evaluating nominees for director. The Committee will periodically assess the appropriate size of the Board and whether any vacancies on the Board are expected. In the event that vacancies are anticipated or otherwise arise, the Committee will seek to identify director candidates based on input provided by a number of sources, including: (i) Committee members, (ii) other directors of the company, (iii) management of the company and (iv) stockholders of the company. The Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates.

        In accordance with NYSE listing standards, we ensure that at least a majority of our Board is independent under the NYSE definition of independence, and that the members of the Board as a group maintain the requisite qualifications under NYSE listing standards for populating the Audit, Compensation and Nominating and Corporate Governance Committees.

        The Nominating and Corporate Governance Committee considers nominees recommended by stockholders as candidates for election to the Board of Directors. A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting is required to give written notice to the Secretary of the Corporation of his or her intention to make a nomination. Pursuant to our Amended and Restated By-Laws, the notice of nomination must be received by the company not less than 50 days nor more than 75 days prior to the Annual Meeting, or if the company gives less than 60 days notice of the meeting date, the notice of nomination must be received within 10 days after the meeting date is announced.

        To recommend a nominee, a stockholder should write to Steven S. Heinrichs, Vice President, General Counsel and Secretary of Neenah, at 3460 Preston Ridge Road, Preston Ridge III, Suite 600, Alpharetta, Georgia 30005. Any such recommendation must include:

  •
  the name and address of the stockholder and a representation that the stockholder is a holder of record of shares of our common stock;

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  a brief biographical description for the nominee, including his or her name, age, business and residence addresses, occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above;

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  a description of all arrangements or understandings between the stockholder and each nominee; and

  •
  the candidate's consent to serve as a director if elected.

        Once director candidates have been identified, the Committee will then evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Committee deems necessary or appropriate, including those set forth above. Qualified prospective candidates will be interviewed by the Chairman of the Board, the Chief Executive Officer and at least one member of the Committee. The full Board will be kept informed of the candidate's progress. Using input from such interviews and other information obtained by the Committee, the Committee will evaluate whether a prospective candidate is qualified to serve as a Director and, if so qualified, will seek full Board approval of the nomination of the candidate or the election of such candidate to fill a vacancy on the Board.

        Existing directors who are being considered for re-nomination will be re-evaluated by the Committee based on each director's satisfaction of the qualifications described above and his or her performance as a director during the preceding year. All candidates submitted by stockholders will be evaluated in the same manner as candidates recommended from other sources, provided that the procedures set forth above have been followed.

        All of the current nominees for director recommended for election by the stockholders at the 2005 Annual Meeting are current members of the Board. Based on the Committee's evaluation of each nominee's satisfaction of the qualifications described above and their performance as directors in 2004, the Committee determined to recommend the two directors for re-election. The Committee has not received any nominations from stockholders for the 2005 Annual Meeting.

Corporate Governance Policies

        We have adopted the Neenah Paper, Inc. Corporate Governance Polices that guide the company and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director qualifications, director evaluations, director orientation and education, director access to management, Board access to independent advisors, and management development and succession planning. A copy the Corporate Governance Policies are available on our website at www.neenah.com. We will provide a copy of the Corporate Governance Policies to stockholders upon request.

Code of Business Conduct and Ethics

        We have adopted the Neenah Paper, Inc. Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees. The Code of Business Conduct and Ethics meets the requirements of a "code of ethics" as defined by Item 406 of Regulation S-K, and applies to our Chief Executive Officer, Chief Financial Officer, (who is both our principal financial and principal accounting officer), as well as all other employees, as indicated above. The Code of Business Conduct and Ethics also meets the requirements of a code of conduct under NYSE listing standards. The Code of Business Conduct and Ethics is available on our website at www.neenah.com. We will provide a copy of the Code of Business Conduct and Ethics to stockholders upon request.

Communications with the Board of Directors

        We have established a process for stockholders to communicate with members of the Board. If you have any concern, question or complaint regarding any accounting, auditing or internal controls matter, as well as any issues arising under our Code of Business Conduct and Ethics or other matters that you wish to communicate to our Board or non-management directors, send these matters in writing to c/o General Counsel, Neenah Paper, Inc., 3460 Preston Ridge Road, Preston Ridge III, Suite 600, Alpharetta, Georgia 30005. Information about our Board communications policy can be found on our website at www.neenah.com under the links "Investor Relations—Corporate Governance—Board of Directors—Board Communications Policy."

DIRECTOR COMPENSATION

        Each of our directors who is not an employee receives an annual cash retainer fee of $36,000 and is paid $1,000 for each Board and Committee meeting attended. The chairperson of the Audit Committee is paid an additional $5,000 in cash per year and directors chairing other committees are paid an additional $3,000 in cash per year. In addition to the cash compensation, to ensure that our directors will have an equity ownership interest aligned with our stockholders, we plan to make annual awards of nonqualified stock options, restricted shares and/or restricted stock units of our common stock under the Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan to each nonemployee director. On December 15, 2004, each nonemployee director was granted 1,840 nonqualified stock options at a per share exercise price of $32.60 (which was the fair market value of our common stock on that date) and 575 restricted stock units. These stock options and restricted stock units will become fully exercisable and/or vested, as applicable, on the first anniversary of the date of grant. Employee directors will receive no additional compensation for serving on our Board.

EXECUTIVE COMPENSATION

Compensation Summary

        The information set forth in the following tables reflects compensation paid by us to our Chief Executive Officer and our four other most highly paid executive officers, who were named executive officers, for services between November 30, 2004, the date of our Spin-Off from Kimberly-Clark Corporation ("Kimberly-Clark"), to December 31, 2004. Prior to our Spin-Off from Kimberly-Clark, we had no material activities as a separate corporate entity. Accordingly, prior to the Spin-Off, the compensation of the individuals named below was determined in accordance with policies established by Kimberly-Clark.

Summary Compensation Table

				Long Term Compensation
	Annual Compensation(1)			Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)(3)
Sean T. Erwin Chairman of the Board, President and Chief Executive Officer	2004	$49,167	$88,500	$727,892	291,547	$22,693
Steven S. Heinrichs Vice President, General Counsel and Secretary	2004	18,750	20,250	65,200	20,700	6,962
Bonnie C. Lind Vice President, Chief Financial Officer and Treasurer	2004	22,917	27,500	229,747	86,089	5,975
William K. O'Connor Vice President—Sales and Marketing	2004	18,333	19,800	166,092	60,086	100
James R. Piedmonte Vice President—Operations	2004	17,917	19,350	61,940	67,831	8,807

(1)
Amounts reported as salary and bonus for all named executive officers are for the one month of operation as a separate entity. The salary and bonus amounts for Ms. Lind and Messrs. Heinrichs, O'Connor and Piedmonte did not exceed $100,000, due to the fact that we only operated as a separate entity for one month of the 2004 fiscal year. Such amounts are expected to exceed $100,000 for the next fiscal year.

(2)
Restricted stock awards and restricted stock unit awards were granted pursuant to the Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan. All restricted stock awards and restricted stock unit awards were valued at the closing price of our common stock on the date of grant. The restricted stock awards were granted on December 1 when the closing price of our common stock was $33.50, and the restricted stock unit awards were granted on December 15 when the closing price of our common stock was $32.60. The restricted stock granted on December 1 replaced restricted stock that was forfeited under the Kimberly-Clark equity compensation plans, which shares represent four different grants, with vesting on June 8, 2005, November 12, 2005, November 12, 2006, and February 17, 2008. The restricted stock unit awards granted on December 15 will be fully vested on December 15, 2009. As of December 31, 2004, the number and value (based on the December 31, 2004 closing stock price of $32.60 per share) of total shares of restricted stock and restricted stock units held by the named executive officers are: Mr. Erwin, 22,072 shares, $719,547; Mr. Heinrichs, 2,000 shares, $65,200; Ms. Lind, 6,979 shares, $227,515; Mr. O'Connor, 5,009 shares, $163,293; Mr. Piedmonte, 1,900 shares, $61,940. Dividends are paid on restricted stock and restricted stock units at the same rate paid to all of our stockholders.

(3)
Amounts shown are for payments made after December 1, 2004 or for 2004 unused vacation paid out in 2005 as follows: for Mr. Erwin, $22,693 for unused vacation; for Mr. Heinrichs, $562 for matching contributions under our 401(k) Plan and $6,400 under our Retirement Contribution Plan, a tax-qualified defined contribution plan; for Ms. Lind, $687 for matching contributions under our 401(k) Plan and $5,288 for unused vacation; for Mr. O'Connor, the entire amount represents matching contributions under our 401(k) Plan; and for Mr. Piedmonte, $537 for matching contributions under our 401(k) Plan and $8,270 for unused vacation.

Stock Option Grants

        The following table contains information relating to the stock option grants made in December 2004 to our named executive officers under the Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan.

Option Grants in Last Fiscal Year

Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Number of Securities Underlying Option Granted (#)
Percent of Total Options Granted to Employees in Fiscal Year
Name					Exercise or Base Price ($/sh)	Expiration Date
							5% ($)	10% ($)
Sean T. Erwin Chairman of the Board, President and Chief Executive Officer	135,700 51,949 51,949 51,949	(2) (3) (4) (5)	11.9 4.6 4.6 4.6	% % % %	$32.60 37.59 32.87 24.01	12/15/14 02/21/11 02/17/12 02/16/13	$2,782,116 496,002 863,639 1,452,468	$7,050,429 1,130,270 1,683,772 2,483,174
Steven S. Heinrichs Vice President, General Counsel and Secretary	20,700	(2)	1.8%		32.60	12/15/14	424,390	1,075,489
Bonnie C. Lind Vice President, Chief Financial Officer and Treasurer	47,500 5,194 1,671 9,276 12,059 10,389	(2) (3) (3) (3) (4) (5)	4.2 0.5 0.2 0.8 1.1 0.9	% % % % % %	32.60 30.15 26.04 37.59 32.87 24.01	12/15/14 02/25/08 02/22/09 02/21/11 02/17/12 02/16/13	973,843 44,826 24,529 88,566 200,478 290,471	2,467,910 74,994 38,445 201,821 390,857 496,596
William K. O' Connor Vice President—Sales and Marketing	20,200 8,348 11,131 7,420 12,987	(2) (3) (3) (4) (5)	1.8 0.7 1.0 0.7 1.1	% % % % %	32.60 30.15 37.59 32.87 24.01	12/15/14 02/25/08 02/21/11 02/17/12 02/16/13	414,139 72,047 106,277 123,356 363,110	1,049,511 120,533 242,180 240,497 620,781
James R. Piedmonte Vice President—Operations	19,700 3,246 1,790 6,233 3,469 11,131 11,131 11,131	(2) (3) (3) (3) (3) (3) (4) (5)	1.7 0.3 0.2 0.6 0.3 1.0 1.0 1.0	% % % % % % % %	32.60 26.95 30.15 26.04 28.50 37.59 32.87 24.01	12/15/14 02/19/07 02/25/08 02/22/09 02/20/10 02/21/11 02/17/12 01/16/13	403,888 32,407 15,448 91,497 56,868 106,277 185,050 311,217	1,023,533 44,097 25,845 143,405 88,293 242,180 360,778 532,064

(1)
Amounts represent hypothetical gains assuming exercise at the end of the option term and assuming annual rates of stock price appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC. These assumptions are not intended to forecast future appreciation, if any, of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. The actual gains, if any, on the stock option exercises will depend on the future performance of our common stock, the optionee's continued employment through applicable exercisability periods, the dates on which the options are exercised and the dates on which the underlying shares are sold. The closing price of our common stock on April 25, 2005, the record date, was $30.59 per share.

(2)
These options were granted on December 15, 2004, and will become exercisable as follows: 30% on December 15 of 2005 and 2006, and the remaining 40% on December 15, 2007.

(3)
These options were granted on December 1, 2004, as a conversion of certain Kimberly-Clark options that were forfeited under the Kimberly-Clark equity compensation plans due to the Spin-Off. These options became fully exercisable on December 1, 2004.

(4)
These options were granted on December 1, 2004, as a conversion of certain Kimberly-Clark options that were forfeited under the Kimberly-Clark equity compensation plans due to the Spin-Off. These options become exercisable as follows: 30% on the first anniversary of February 18, 2002 (the original date of grant under the Kimberly Clark equity participation plan), 30% on the second anniversary and the remainder on the third anniversary of the original date of grant.

(5)
These options were granted on December 1, 2004, as a conversion of certain Kimberly-Clark options that were forfeited under the Kimberly-Clark equity compensation plans due to the Spin-Off. These options become exercisable as follows: 30% on the first anniversary of February 17, 2003 (the original date of grant under the Kimberly Clark equity participation plan), 30% on the second anniversary and the remainder on the third anniversary.

Option Exercises

        The following table sets forth option exercises by the named executive officers during the fiscal year ended December 31, 2004, including the aggregate value of gains on the date of exercise. The table also sets forth (i) the number of shares covered by options (both exercisable and unexercisable) as of December 31, 2004 and (ii) the respective value for "in-the-money" options, which represents the positive spread between the exercise price of existing options and the fair market value of our common stock at December 31, 2004.

Aggregated Stock Option Exercises in last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options at Fiscal Year-End
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Sean T. Erwin Chairman of the Board, President and Chief Executive Officer	0	—	98,703	192,844	$133,873	$312,369
Steven S. Heinrichs Vice President, General Counsel and Secretary	0	—	—	20,700	—	0
Bonnie C. Lind Vice President, Chief Financial Officer and Treasurer	0	—	26,493	59,596	50,460	62,469
William K. O'Connor Vice President—Sales and Marketing	0	—	27,827	32,259	53,920	78,091
James R. Piedmonte Vice President—Operations	0	—	35,887	31,944	106,521	66,931

Defined Benefit Retirement Plans

        The table below illustrates the estimated annual standard pension benefit payable as of normal retirement at age 65 at specified compensation levels and years of service classifications under our tax-qualified defined benefit plan, the Neenah Paper Pension Plan, and our nonqualified defined benefit plan, the Neenah Paper Supplemental Pension Plan. These benefits include accrued liabilities assumed by our defined benefit plans as part of transfer of liabilities from the Kimberly-Clark tax-qualified and nonqualified defined benefit plans. Our tax-qualified defined benefit plan also received a transfer of assets from the Kimberly-Clark tax-qualified defined benefit plan related to the assumed liabilities.

Pension Plan Table

	Years of Benefit Service
Plan Compensation	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years	45 Years
100,000	20,000	30,000	35,000	40,000	45,000	55,000	60,000
200,000	45,000	60,000	70,000	85,000	100,000	115,000	125,000
300,000	65,000	90,000	110,000	130,000	150,000	175,000	195,000
400,000	90,000	120,000	145,000	175,000	205,000	235,000	260,000
600,000	135,000	180,000	220,000	265,000	310,000	355,000	395,000
800,000	180,000	240,000	295,000	355,000	415,000	475,000	530,000
1,000,000	225,000	300,000	370,000	445,000	520,000	595,000	665,000
1,200,000	270,000	360,000	445,000	535,000	625,000	715,000	800,000
1,400,000	315,000	420,000	520,000	625,000	730,000	835,000	935,000
1,600,000	360,000	480,000	595,000	715,000	835,000	955,000	1,070,000
1,800,000	405,000	540,000	670,000	805,000	940,000	1,075,000	1,205,000
2,000,000	450,000	600,000	745,000	895,000	1,045,000	1,195,000	1,340,000

        Plan compensation considered in calculating benefits under the defined benefit plans includes all compensation except payments in lieu of vacation, severance, noncash compensation, service or suggestion awards, and any other special or unusual compensation.

        The amounts set forth in the table above are subject to offset for social security benefits. The estimated years of benefit service, which includes years of service while at Kimberly-Clark, as of normal retirement at age 65, for our named executive officers are: 38.1 years for Mr. Erwin, 41.9 years for Ms. Lind, 37.3 years for Mr. O'Connor, and 43.4 years for Mr. Piedmonte. Mr. Heinrichs was not eligible to participate in our Pension Plan; however, he does participate in our Retirement Contribution Plan, a defined contribution plan. Under the defined benefit plan, an employee is entitled to receive an annual benefit based on the number of his completed years of benefit service and the average of his earnings over the highest five years, as integrated with social security benefits. Benefits under the Neenah Paper Pension Plan will be limited to the extent required by the Code, with any excess benefits over those limitations being paid under the Neenah Paper Supplemental Pension Plan (as described below).

        Retirement benefits for participants who have at least five years of vesting service may begin on a reduced basis at age 55, or on an unreduced basis at normal retirement age. Unreduced benefits also are available for participants with 10 years of vesting service at age 62 or as early as age 60 with 30 years of vesting service. The normal form of benefit is a single-life annuity, payable monthly. Benefits will be actuarially adjusted if the employee receives payment in the form of a joint and survivor annuity or any of other optional forms of benefit available under the Pension Plan.

        Mr. Heinrichs participates in our Retirement Contribution Plan, a defined contribution money purchase pension plan. Under the Retirement Contribution Plan, we provide monthly contributions to an account pursuant to a schedule based on the participant's age and eligible earnings. Contributions are based on a percentage of the employee's compensation and are invested in certain designated investment options as elected by the participant. Distributions of the participant's account balance are only available after termination of employment. Contributions under this plan will be limited to the extent required by the Code, with any excess benefits over those limitations being paid under the Neenah Paper Supplemental Retirement Contribution Plan (as described below).

Supplemental Retirement Plans

        We have adopted the Neenah Paper Supplemental Pension Plan and the Neenah Paper Supplemental Retirement Contribution Plan to provide participants with a benefit equal to the difference between (i) the benefit payable to a participant under our tax-qualified Pension Plan and/or the Retirement Contribution Plan, as applicable, and (ii) the benefit that would be payable to a participant under such plans, calculated without regard to the annual benefit and compensation limitations imposed by the Code. The supplemental retirement plans are currently unfunded and all benefits under those plans would be payable from our general assets. In the event of a change of control, each participant would receive the present value of his or her accrued benefits or account balance in the supplemental retirement plans in a lump sum. Each of the named executive officers participates in only one supplemental retirement plan.

Executive Severance Plan

        We have adopted the Neenah Paper Executive Severance Plan that covers designated officers, including all of our named executive officers, and provides certain severance benefits upon termination of employment following a change in control of our company. Upon termination of the officer's employment by the company without "cause" or by the officer for "good reason" (as defined in the plan) within the two-year period following a change in control or a termination by us without "cause" during the one-year period preceding such a change of control, the officer will be entitled to a lump-sum cash payment equal to the sum of: (i) two times the sum of his annual base salary and targeted annual bonus; (ii) any qualified retirement plan benefits forfeited as a result of such termination, (iii) the amount of retirement benefits such officer would have received under the qualified and supplemental retirement plans but for his or her termination for the two-year period following his or her termination; (iv) the cost of medical and dental COBRA premiums for a period of two years; and (v) a cash settlement of any accrued retiree medical credits. In addition, the officer will be eligible to receive outplacement services for a period of two years (up to a maximum cost to us of $50,000). Payment of the benefits under the Executive Severance Plan is subject to the executive executing an agreement that includes restrictive covenants and a general release of claims against us. The Executive Severance Plan has been designed to limit exposure for any "parachute" excise taxes; but if such excise taxes apply, we will reimburse the officer on an after-tax basis for any excise taxes incurred by that executive due to payments under the Executive Severance Plan.

Severance Pay Plan

        We have adopted the Neenah Paper Severance Pay Plan to provide regular and change in control severance to salaried employees of our U.S. companies. Participation in the Severance Pay Plan is conditioned upon each participant's execution of a noncompete agreement. In the event of a qualifying termination, the Severance Pay Plan generally provides officers (including named executive officers) severance equal to one year of base salary. Other eligible employees generally receive severance equal to one week's pay for each year of employment with a minimum of six weeks pay (provided they are eligible for at least one week of severance pay) and a maximum of 26 weeks pay. In the event of a qualifying termination within two years following a change in control of our company, the severance pay plan generally provides (i) officers (other than officers covered by the Executive Severance Plan discussed above) with a lump sum severance payment equal to two years of base salary, (ii) director-level employees with one year of base salary, and (iii) other eligible employees with one week's pay for each year of employment with a minimum of six weeks of pay and a maximum of 26 weeks of pay. Payment of severance under the Severance Pay Plan is subject to the employee executing a severance agreement that includes restrictive covenants and a general release of claims against us.

Omnibus Stock and Incentive Compensation Plan

        We have adopted the Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan. The purpose of the Omnibus Plan is to encourage ownership in our common stock by those employees, directors and others who have contributed, or are determined to be in a position to contribute, materially to our success, thereby increasing their interest in our long-term success. Grants and awards under the plan may be made to our employees, directors, employees of our affiliated companies, consultants, agents, advisors or independent contractors who perform services for us or our affiliates.

        We have reserved 3,500,000 shares of our common stock for issuance under the Omnibus Plan. The number of shares available for issuance under the Omnibus Plan may be adjusted in the event of any corporate reorganization or transaction. In addition, any outstanding awards would be adjusted to reflect any changes in number of shares or exercise price subject to the awards, upon such a corporate event or upon any unusual or nonrecurring event that affects our stock, if appropriate to prevent unintended dilution or enlargement of awards.

        The Omnibus Plan is administered by the Compensation Committee, which consists entirely of independent directors. The Compensation Committee may, from time to time, select participants, determine the extent of awards under the plan and make all other necessary decisions and interpretations under the plan. Under the Omnibus Plan, the Compensation Committee, in its discretion, may grant awards of various types of equity-based compensation, including incentive and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and performance units, in addition to certain cash-based awards. All grants and awards under the Omnibus Plan are made at fair market value and no grant or award may be repriced after its grant. The terms and conditions of each grant or award are determined by the Compensation Committee at the time of grant and are documented in an award agreement with the participant.

        The Omnibus Plan is designed to allow certain awards to meet the requirements for exemptions under Section 16 of the Securities Exchange Act of 1934 and the tax deductibility requirements for performance-based compensation under Code Section 162(m). The Omnibus Plan specifies that the Compensation Committee may design performance-based grants and awards using performance measures for exercisability, vesting or payment subject to the deduction limits of Code Section 162(m) for our Chief Executive Officer and four other most highly compensated officers based on the following: (i) net earnings or net income (before or after taxes); (ii) earnings per share; (iii) net sales or revenue growth; (iv) gross or net operating profit; (v) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue); (vi) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (vii) earnings before or after taxes, interest, depreciation and/or amortization; (viii) gross or operating margins; (ix) productivity ratios; (x) share price (including, but not limited to, growth measures and total shareholder return); (xi) expense targets; (xii) margins; (xiii) operating efficiency; (xiv) customer satisfaction; (xv) working capital targets; (xvi) economic value added; (xvii) volume; (xviii) capital expenditures; (xix) market share; (xx) costs; (xxi) regulatory ratings; (xxii) asset quality; (xxiii) net worth; and (xxiv) safety. Performance measures may be used to measure the performance of our company, our affiliates and/or subsidiaries or any combination thereof, and may be compared to the performance of a group of comparator companies or an index, all as determined by the Compensation Committee.

        The Compensation Committee may provide in an award that any evaluation of performance may include or exclude any of the following events: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; any reorganization or restructuring programs; extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or management's discussion and analysis of financial condition and results of operations appearing in our annual report to shareholders for the applicable year; acquisitions or divestitures; and foreign exchange gains and losses. The Compensation Committee may adjust awards that are intended to be performance-based compensation downward in its discretion, but may not adjust them upward.

        Upon a change in control of our company, unless otherwise determined by the Compensation Committee and reflected in a specific award agreement, all outstanding options and stock appreciation rights granted under the Omnibus Plan will become fully exercisable and all other outstanding awards that vest based on service will become fully vested and free of restrictions. Any outstanding awards based on performance, such as performance-based restricted stock, performance-based restricted stock units, performance units, performance shares and performance-based cash-based awards, will be deemed fully vested at target level upon a change in control.

        Notwithstanding the above, if a replacement award is provided to the participant following the change in control, the treatment of outstanding awards under the Omnibus Plan will be determined by the Compensation Committee. Upon termination of employment by us without cause, termination by the employee with good reason, or termination of service of a director within two years following a change in control of our company, (i) all replacement awards held by that individual will become fully exercisable, vested and free of restrictions, and (ii) outstanding options and stock appreciation rights that are replacement awards or that were held by that individual as of the date of the change in control will remain exercisable for at least one year following termination of employment or service (but not to exceed the maximum term of the award).

EQUITY COMPENSATION PLAN INFORMATION

        The following table gives information about our common stock that may be issued under our existing equity compensation plans as of December 31, 2004, which consisted solely of the Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,221,203	(1)(2)(3)(4)(5)	$31.88	2,278,797
Equity compensation plans not approved by security holders	N/A		N/A	N/A

TOTAL	1,221,203		$31.88	2,278,797

(1)
The Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan (the "Omnibus Plan") was approved by the Company's sole stockholder, Kimberly-Clark, on August 31, 2004.

(2)
On December 15, 2004, Neenah awarded 40,800 Restricted Stock Units ("RSUs") and 3,450 RSUs to members of its management team and Board of Directors, respectively, under the Omnibus

  Plan. The RSUs represent a right to receive common stock upon vesting of the grant at a future date. In general, the RSUs awarded to members of the management team vest over a five-year period, with 1/3 vesting on the third anniversary of the date of grant, 1/3 vesting on the fourth anniversary, and the balance vesting on the fifth anniversary of the date of grant. The RSUs awarded to members of the Board of Directors vest on the first anniversary of the date of grant. Holders of RSUs are entitled to dividends but are not permitted to vote such awarded shares and the sale or transfer of such shares is prohibited during the restricted period.

(3)
On December 15, 2004, Neenah awarded 431,500 and 11,040 options to purchase stock to members of our management team and Board of Directors, respectively, under the Omnibus Plan.

(4)
In connection with our Spin-Off from Kimberly-Clark, options to acquire 382,208 shares of Kimberly-Clark common stock that were outstanding immediately prior to the Spin-Off were converted into 709,053 substitute options to purchase Neenah common stock under the Omnibus Plan. The converted shares preserved the value or loss that existed at the time of conversion. Vesting terms and expiration dates were also preserved. The number of shares and new exercise prices were established using a ratio conversion methodology approved under Financial Accounting Standards Board ("FASB") Interpretation No. 44 based on the fair market value of our common stock on the date of grant.

(5)
In connection with the Spin-Off, 13,775 shares of Kimberly-Clark restricted stock were converted into 25,360 shares of Neenah restricted stock, using a ratio conversion methodology approved under FASB Interpretation No. 44 based on the fair market value of our common stock on the date of grant.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        This Report of the Compensation Committee of the Board of Directors on Executive Compensation discusses the methods that were used to determine executive compensation for the fiscal year ended December 31, 2004. The report specifically reviews the methods employed in setting the compensation of our Chairman of the Board, President and Chief Executive Officer (the "Chief Executive Officer") and generally with respect to all executive officers.

Philosophy

        Our compensation policies are designed to accomplish the following key objectives:

  (1)
  reward executives for long-term strategic management and enhancement of stockholder value;

  (2)
  support a performance-oriented environment that rewards achievement of internal goals and recognizes our performance compared to the performance of peer companies; and

  (3)
  attract and retain leaders whose abilities are considered essential to the long-term success and competitiveness of the Company.

        In 2004, an outside compensation consultant was engaged to assist us in developing appropriate compensation levels for our executives, based on a comparison of peer group companies and our compensation philosophy. The consultant examined the executive compensation of 14 other companies from the forest and paper products industry. Median revenues for this peer group of 14 companies are $1.04 billion, ranging from $551 million to $2.7 billion. Market capitalization of these companies ranged from $264 million to $2.5 billion with a median of $675 million.

        The primary components of our executive compensation are: base salaries; annual cash bonuses for achieving performance goals; and long-term equity-based incentives that may require performance goal achievement as well as continued employment.

Base Salary

        Individual base salaries of our named executive officers are set at a level close to median of similar positions at the peer companies noted above. The Committee reviews and approves base salary increases for the named executive officers on an annual basis.

Annual Performance Bonuses

        Annual incentives are based on performance against our company's goals that are established at the beginning of the year. Because the Kimberly-Clark annual incentive program and performance objectives were established for Neenah business units at the beginning of 2004, and that 11 months of the year had already been completed at the time of the Spin-Off, the Committee decided to adopt a similar style plan solely for the month of December 2004, continuing the previously established 2004 objectives. This 2004 Management Achievement Award Program, or MAAP, allowed for a payout ranging from 0% to 240% of target. Goals for the 2004 MAAP program included a measurement of both operating profits and return on invested capital. Awards to named executive officers under this plan for December 2004 were 240% of the target award levels due to significant increases over 2003 in our operating profit and return on invested capital. For 2005, the Committee has approved a new Management Incentive Plan, or MIP. MIP bonuses will be paid as a percentage of base salary with a target bonus ranging from 45% to 75% for named executive officers. The amount of the actual bonus awards may be adjusted up or down based on year-end performance results and the actual MIP bonuses can range from 0%, or no payout, to 220% of target if results substantially exceed performance goals, which for 2005 are focused on earnings, paper revenues, pulp volumes, cost savings and corporate safety.

Long-Term Equity Compensation

        On August 31, 2004, Kimberly-Clark, acting as our sole stockholder, approved the Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan (the "Omnibus Plan"). In addition, immediately upon the Spin-Off, our Board of Directors ratified the adoption of the Omnibus Plan by unanimous written consent on December 1, 2004. With this approval, we reserved 3,500,000 shares of the common stock for issuance under the Omnibus Plan. Pursuant to the terms of the Omnibus Plan, the Compensation Committee of the Board of Directors may grant awards of various type of equity-based compensation, including incentive and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units, in addition to certain cash-based awards. All grants and awards under the Omnibus Plan will be made at fair market value and no grant or award may be repriced after its grant. In general the options expire ten years from the date of grant and vest over a three-year service period.

        For 2005, we will grant a combination of stock options and performance share units, each representing approximately 50% of the participant's 2005 long-term incentive compensation award. The options will be granted on two different dates, one grant in February and the second grant in August. The February grant took place on February 21 at a fair market value and exercise price of $33.19 per share. The Committee also approved in February a target number of performance share units for each participant. The number of units actually earned by each participant will depend on our corporate performance in 2005, specifically our return on invested capital and the revenue growth of our three business units, with pulp price being neutral for pulp sales growth. Based on actual 2005 results, the number of units earned could range from 30% to 225% of target. Once earned at the end of 2005, the performance share units will become vested on December 31, 2007, and then will be subject to a mandatory two-year holding period.

Stock Ownership Guidelines

        In keeping with the principles outlined earlier in this report, we believe that the interests of executives and stockholders will be more closely aligned if executives own meaningful amounts of our common stock. Accordingly, the Committee adopted stock ownership guidelines regarding the amount of stock executive officers should own. Under the guidelines, officers subject to the ownership guidelines are expected, over time, to acquire Neenah stock worth up to three times base salary, based on their level of responsibility. The recommended time period for reaching the guidelines is five years. The Committee periodically reviews share ownership levels of those officers subject to the guidelines. If the guidelines are not met, future MIP payments may be made in stock instead of cash and future stock grants may be reduced in size.

Other Benefits

        In order to remain competitive in the general marketplace, we offer our named executive officers certain other benefits, including qualified retirement plans, medical and dental insurance, life insurance, disability insurance, paid time off, and paid holidays. These benefits are offered to all other salaried employees in the United States. Highly compensated employees, including executive officers, are eligible for participation in one of the supplemental retirement plans.

        In addition to these benefits, in 2005 we will also offer our named executive officers certain reimbursements for financial planning, estate planning and tax preparation services and reimbursement for one annual health physical. We did not pay our executives these reimbursements in 2004.

Compensation of the Chief Executive Officer

        Mr. Erwin's annual compensation was raised to $590,000 on December 1, 2004 in association with our spin-off from Kimberly-Clark. This is just below the median for Chief Executive Officers of peer companies using statistical regression based on company revenues.

        Mr. Erwin's 2004 target annual cash bonus award was established at 75% of base salary. The bonus amount paid to Mr. Erwin for 2004 recognized significant growth over 2003 in operating profit for all three business segments, fine paper, technical paper, and pulp, with much stronger than expected returns on invested capital. The actual cash bonus paid by Neenah was for the month of December 2004 only and was in the amount of $88,500, or 240% of target award for the month under the MAAP program.

        On December 1, 2004, Mr. Erwin's 84,000 outstanding Kimberly-Clark stock options were converted to 155,847 stock options for Neenah Paper common stock. On the same date, 5,034 shares of restricted Kimberly-Clark shares that were forfeited due to the Spin-Off were converted to 9,272 shares of restricted Neenah common stock. In addition, Mr. Erwin was awarded 135,700 stock options and 12,820 restricted stock units on December 15 as part of our fresh-start grant for our management team. We believe these equity grants are consistent with our philosophy aligning the interests of Mr. Erwin with those of our stockholders.

        The Compensation Committee of the Board of Directors is composed entirely of independent Directors. The Board designates the members and the Chairman of the Committee.

Limitations on the Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code limits Neenah's tax deduction for compensation over $1,000,000 paid to each of the Chief Executive Officer and to the four other most highly compensated executive officers. Compensation that meets the requirements for qualified performance-based compensation or certain other exceptions under the Internal Revenue Code is not included in this limit. Our executive compensation for 2004 did not exceed the deductible limit. Generally, the Compensation

Committee desires to maintain the tax deductibility of compensation for executive officers to the extent it is feasible and consistent with the objectives of our compensation programs. However, the Compensation Committee retains the discretion to determine whether the interests of Neenah and its stockholders may be served by providing compensation that is not deductible in order to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

Compensation Committee:
Edward Grzedzinski, Chairman Philip C. Moore Stephen M. Wood

Compensation Committee Interlocks and Insider Participation

        None of our executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        None.

STOCK PERFORMANCE GRAPH

        Our common stock began trading on the New York Stock Exchange on December 1, 2004. The price information reflected for our common stock in the following performance graph and accompanying table represents the closing sales prices of the common stock for the period from December 1, 2004 through December 31, 2004. The graph and the accompanying table compare the cumulative total stockholders' return on our common stock with the cumulative total return of the Russell 2000 Index and the Dow Jones Forestry & Paper Index. The calculations in the following graph and table assume that $100 was invested on December 1, 2004 in each of our common stock, the Russell 2000 Index and the Dow Jones Forestry & Paper Index and also assume dividend reinvestment. The closing sale price of our common stock on the New York Stock Exchange was $30.59 per share on April 25, 2005.

COMPARISON OF CUMULATIVE TOTAL RETURN*
AMONG NEENAH PAPER, INC., THE RUSSELL 2000 INDEX
AND THE DOW JONES FORESTRY & PAPER INDEX

	12/1/2004	12/31/04
Neenah Paper, Inc.	$100.00	$97.31
Russell 2000 Index	$100.00	$102.06
Dow Jones Forestry & Paper	$100.00	$99.83

*
$100 invested on 12/1/04 in stock or index—including reinvestment of dividends. Fiscal year ending December 31.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act, and regulations of the SEC thereunder require our directors, officers and persons who own more than 10% of our common stock, as well as certain affiliates of such persons, to file initial reports of their ownership of our common stock and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us and on information provided by the reporting persons, we believe that during the fiscal year ended December 31, 2004, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements, except for stock and stock option distributions and option replacement grants following Neenah's spin-off from Kimberly Clark to Ms. Lind and Messrs. Erwin, Heinrichs, O'Connor and Piedmonte on November 30 and December 1, 2004, reported late on Forms 4 on December 8, 2004.

AUDIT COMMITTEE REPORT

        The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the accuracy and integrity of Neenah's financial reporting. On November 30, 2004, our Board of Directors adopted an Audit Committee Charter, which sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee Charter is available on our website at www.neenah.com and is filed as an appendix to this Proxy Statement.

        The Audit Committee held one meeting during the fiscal year ended December 31, 2004 following our Spin-Off from Kimberly-Clark on November 30, 2004. The Audit Committee reviewed and discussed with management and Deloitte & Touche LLP our audited financial statements for the fiscal year ended December 31, 2004. The Audit Committee also discussed with Deloitte & Touche LLP the matters required under Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380).

        The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP its independence. The Audit Committee reviewed the audit and non-audit services provided by Deloitte & Touche LLP for the fiscal year ended December 31, 2004 and determined to engage Deloitte & Touche LLP as the independent auditors of Neenah for the fiscal year ending December 31, 2005.

        Based upon the Audit Committee's review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

Audit Committee:
Timothy S. Lucas, Chairman Philip C. Moore Stephen M. Wood

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee of our Board of Directors, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2005, and the Board of Directors has directed that such appointment be submitted to our stockholders for ratification at the Annual

Meeting. Deloitte & Touche LLP has served as our independent auditors since our Spin-Off from Kimberly-Clark on November 30, 2004 and is considered by our Audit Committee to be well qualified. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.

        Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from stockholders.

        The Audit Committee of the Board of Directors and the Board unanimously recommend that the stockholders vote "FOR" the proposal to ratify the appointment of Deloitte & Touche LLP as our the independent auditors.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

        Aggregate fees for professional services rendered for us by Deloitte & Touche LLP as of or for the fiscal year ended December 31, 2004 is set forth below. The aggregate fees included in the Audit category are fees billed for the fiscal year for the integrated audit of our annual financial statements and review of statutory and regulatory filings. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

Fiscal Year 2004
Audit Fees	$757,000
Audit-Related Fees	0
Tax Fees	26,000
All Other Fees	0

Total	$783,000

        Audit Fees for the fiscal year ended December 31, 2004 were for professional services rendered for the audits of our annual consolidated and combined financial statements.

        Tax Fees as of the fiscal year ended December 31, 2004 were for services related to review of tax accrual and related tax consultation.

        None of the services described above was approved by the Audit Committee under the de minimus exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

        Pursuant to the provisions of its charter, the Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all services performed by the independent auditors in fiscal 2004.

STOCKHOLDERS' PROPOSALS FOR 2006 ANNUAL MEETING

        Proposals of stockholders, excluding nominations for the Board of Directors, intended to be presented at the 2006 Annual Meeting of Stockholders should be submitted by certified mail, return receipt requested, and must be received by us at our executive offices in Alpharetta, Georgia, on or before December 30, 2005 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting and to be introduced for action at the meeting. Any stockholder proposal must be in writing and must comply with Rule 14a-8 under the Exchange Act and must set forth (i) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, (ii) the name and address, as they appear on our books, of the stockholder submitting the proposal, (iii) the class and number of shares that are beneficially owned by such stockholder, (iv) the dates on which the stockholder acquired the shares, (v) documentary support for any claim of beneficial ownership as required by Rule 14a-8, (vi) any material interest of the stockholder in the proposal, (vii) a statement in support of the proposal and (viii) any other information required by the rules and regulations of the SEC. Stockholder nominations for the Board of Directors must comply with the procedures set forth above under "Nomination of Directors."

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

        Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of Neenah.

By Order of the Board of Directors.
Sean T. Erwin Chairman of the Board, President and Chief Executive Officer

Alpharetta, Georgia
April 29, 2005

        Our 2004 Annual Report, which includes audited financial statements, has been mailed to our stockholders with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

APPENDIX A

AUDIT COMMITTEE CHARTER

Organization

        This charter governs the operations of the Audit Committee of the Board of Directors (the "Board") of Neenah Paper, Inc. (the "Corporation"). The Audit Committee shall review and reassess the adequacy of this charter annually and recommend any proposed changes of the charter to the Board for approval. The Corporation's Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board, shall recommend members for appointment to, and the Chairperson of, the Audit Committee to the Board for its approval. The members of the Audit Committee shall serve for such term as the Board may determine, or until their earlier resignation, death or removal by the Board. The Audit Committee shall be comprised of at least three directors, each of whom shall meet the independence requirements of the New York Stock Exchange ("NYSE"), the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission ("SEC"). All Audit Committee members shall be financially literate. The Corporation desires to have at all times at least one member of the Audit Committee who shall be an audit committee financial expert, as defined by the rules and regulations of the SEC ("Audit Committee Financial Expert"). The Audit Committee Financial Expert will be disclosed in the Corporation's Annual Report or Proxy Statement, as required by applicable SEC rules and regulations. In the event that the Corporation does not have an Audit Committee Financial Expert, the Corporation will disclose that fact in its Annual Report or Proxy Statement and explain why it does not then have such an expert on the Audit Committee. No director who serves on the audit committee of more than two public companies other than the Corporation shall be eligible to serve as a member of the Audit Committee. The Audit Committee shall maintain minutes of its meetings and report to the Board.

Policy

        The Audit Committee shall assist the Board in fulfilling its oversight responsibilities to stockholders, the investment community and others for monitoring (1) the quality and integrity of the financial statements of the Corporation; (2) the Corporation's compliance with ethical policies contained in the Corporation's Code of Conduct and legal and regulatory requirements; (3) the independence, qualification and performance of the Corporation's independent auditors; and (4) the performance of the Corporation's internal auditors. The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Audit Committee, and such advisors shall be paid and reimbursed by the Corporation. The Audit Committee may require any officer or employee of the Corporation or the Corporation's outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee, in carrying out its responsibilities, shall review its policies and procedures periodically in order to best react to changing conditions and circumstances. The Audit Committee shall take appropriate actions to promote a management environment for quality financial reporting, sound business risk practices and ethical behavior.

        The Audit Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities, but in any case, not less than four times a year. The Audit Committee will meet at such times as determined by its Chairperson or as requested by any two of its members. The Chairperson will preside, when present, at all meetings of the Audit Committee. The Audit Committee may meet by telephone or video conference and may take action by written consent.

        Each member of the Audit Committee shall have one vote. A majority of the members shall constitute a quorum. The Audit Committee shall be authorized to take any permitted action only by the affirmative vote of a majority of the Committee members present at any meeting at which a quorum is present, or by the unanimous written consent of all of the Audit Committee members.

Responsibilities and Processes

        In carrying out its responsibilities, the Audit Committee shall:

  1.
  Review annually the adequacy of this Charter.

  2.
  Engage, subject to stockholder approval, the independent auditors of the Corporation to conduct the examination of the books and records of the Corporation and its subsidiaries, and to terminate any such engagement if circumstances warrant. The independent auditors are ultimately accountable to, and shall report directly to, the Audit Committee. The Audit Committee shall have the sole authority to approve all audit and non-audit engagement fees and terms. The Audit Committee shall provide oversight of the work of the independent auditors, including resolution of disagreements between management and the independent auditors regarding financial reporting.

  3.
  Pre-approve all audit services and, to the extent permitted by law, all non-audit services provided by the independent auditors. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated shall be presented to the full Audit Committee at its next scheduled meeting.

  4.
  Meet with the Corporation's independent auditors and management to review the scope of the proposed annual audit (and related quarterly reviews), the audit procedures to be followed and, at the conclusion of the audit, review the principal audit findings including any comments or recommendations of the Corporation's independent auditors.

  5.
  Discuss with the Corporation's independent auditors and management information relating to the auditors' judgments about the quality, not just the acceptability, of the Corporation's accounting principles and matters identified by the auditors during their interim reviews. Also, the Committee shall discuss the results of the annual audit and any other matters that may be required to be communicated to the Audit Committee by the Corporation's independent auditors under generally accepted auditing standards.

  6.
  Review management's report, in accordance with SEC rules, on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors' attestation thereon.

  7.
  At least annually and prior to the completion of the independent auditor's annual audit of the Corporation's year-end financial statements, receive from and discuss with the independent auditors and management, separately or together as determined by the Committee, a report on (1) all critical accounting policies and practices to be used; (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Corporation, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (3) other material written communications between the independent auditors and management of the Corporation, such as any management letter or schedule of unadjusted audit differences.

  8.
  Obtain assurance from the Corporation's independent auditors that the annual audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended.

  9.
  Review and discuss the Corporation's annual audited financial statements and unaudited quarterly financial statements with management and the independent auditors, including the disclosures in management's discussion and analysis of financial condition and results of operations. Discuss other matters with the Corporation's independent auditors as required by the SEC and, if appropriate, recommend that the audited financial statements be included in the Corporation's Form 10-K.

  10.
  Approve the content of the report of the Audit Committee required by the SEC to be included in the Corporation's annual Proxy Statement.

  11.
  Provide sufficient opportunity at its meetings, and at other times, to meet separately in executive session with the Corporation's independent auditors, members of management and representatives of internal audit. Among the items to be discussed with the Corporation's independent auditors are (1) the independent auditors' evaluation of the Corporation's financial and accounting personnel; (2) the cooperation that the independent auditors received during the course of their audit; (3) any management letter provided by the independent auditors or internal auditors and management's response; and (4) any other matters the Audit Committee may determine from time to time.

  12.
  At least annually, obtain and review a report by the independent auditors describing: (1) the firm's internal quality-control procedures; and (2) any material issues raised by the most recent internal quality-control review, peer review or Public Company Accounting Oversight Board review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting any independent audits carried out by the firm and any steps taken to deal with any such items.

  13.
  At least annually, receive reports from the Corporation's independent auditors regarding the auditors' independence from management and the Corporation (including the identification of all relationships between the independent auditors and the Corporation, including matters set forth in Independence Standard Board Standard No. 1), discuss such reports with the independent auditors, consider whether the provision of non-audit services by the independent auditors is compatible with the auditors' independence, and, if determined by the Audit Committee, recommend that the Board take action to satisfy itself of the independence of the auditors.

  14.
  Evaluate the performance of the Corporation's independent auditors and lead audit partner, and report its conclusions to the full Board. Ascertain that the Corporation's independent auditors are in compliance with the audit partner rotation rules of the SEC.

  15.
  Set clear hiring policies that conform to applicable SEC or other external guidelines for employment by the Corporation of employees and former employees of the independent auditors.

  16.
  Review major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent auditors, internal auditors or management.

  17.
  Discuss with the Corporation's independent auditors, the internal audit executive or consultant and management the adequacy and effectiveness of the Corporation's internal auditing, accounting and financial controls, and elicit any recommendations for improvement.

  18.
  Discuss with the internal auditors and management their views of the independent auditor's competence, performance and independence.

  19.
  Review with the independent auditor any audit problems or difficulties and management's responses.

  20.
  Review the internal audit function, budgeting and staffing, including appointment or replacement of the senior internal auditing executive and the proposed audit scope for the year. The senior internal auditing executive is accountable to, and shall report directly to, the Audit Committee.

  21.
  Receive from the internal audit executive a summary of significant or serious findings from completed audits (and management's response) and a progress report on the proposed internal audit plan with explanations for any deviations from the original plan.

  22.
  Review periodic reports from the internal audit executive with respect to, and advise the Board regarding compliance with, the Corporation's Code of Conduct.

  23.
  Review periodic reports from the corporate controller with respect to related party transactions and review potential conflict of interest situations where appropriate.

  24.
  Discuss with management the outline of press releases regarding results of operations, as well as general policies on earnings guidance to be provided to analysts, rating agencies, and the general public. Review any relevant items with management and the Corporation's independent auditors prior to release of any such press releases or earnings guidance. The review shall be with the Chairperson of the Audit Committee or the full Audit Committee, as may be appropriate.

  25.
  Meet, at least annually, with management to discuss, as appropriate, significant accounting accruals, estimates and reserves; litigation matters; management's representations to the independent auditors; new or proposed regulatory accounting and reporting rules; any significant off-balance sheet transactions and variable interest entities; and any significant financial reporting issues or judgments disputed with the Corporation's independent auditors.

  26.
  Discuss with management policies with respect to risk assessment and risk management.

  27.
  Review with the Corporation's general counsel legal matters that may have a material impact on the financial statements and the Corporation's compliance with legal and regulatory requirements.

  28.
  Establish procedures for (1) the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters, and (2) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters. Review periodically with management and the internal auditors these procedures and any significant complaints received.

  29.
  Report regularly to the Board any issues that arise with respect to the quality or integrity of the Corporation's financial statements, the Corporation's compliance with regulatory requirements, the performance and independence of the independent auditors and the performance of the internal audit.

  30.
  In consultation with the Nominating and Corporate Governance Committee, conduct an annual evaluation of the performance and effectiveness of the Audit Committee and report the results of that evaluation to the Board.

  31.
  Have such other duties and responsibilities as may be assigned to the Audit Committee, from time to time, by the Board and/or the Chairman of the Board to the extent allowed by applicable law.

        While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for preparing the Corporation's financial statements and the Corporation's independent auditors are responsible for auditing the annual financial statements and for reviewing the unaudited interim financial statements. Nor is it the duty of the Audit Committee to conduct investigations to assure compliance with laws and regulations and the Corporation's Code of Conduct.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY
NEENAH PAPER, INC.

Proxy/Voting Instructions for the Annual Meeting of Stockholders—June 20, 2005
Solicited on Behalf of the Board of Directors

        You may vote in person by attending the meeting, by completing and returning a proxy by mail, or by using the Internet or telephone. Sean T. Erwin and Steven S. Heinrichs, or any of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as specified on the reverse side of this card, all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Neenah Paper, Inc., to be held at the Neenah Paper Whiting Mill, Conference Center, 3243 Whiting Road, Stevens Point, Wisconsin 54481 on June 20, 2005 at 2:00 p.m. and at any adjournment thereof. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

        IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF YOU PREFER TO VOTE SEPARATELY ON INDIVIDUAL ISSUES YOU MAY DO SO BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE.

        This card also constitutes voting instructions to the trustees of the Company's employee benefit plans shown on the reverse side of this card to vote whole shares attributable to accounts the undersigned may hold under such plans, which the undersigned is entitled to vote at the Annual Meeting of Stockholders. If no voting instructions are provided, the respective plan committees will direct the trustees to vote the shares.

        Please date, sign and return this proxy/voting instruction card promptly. If you own shares directly and plan to attend the meeting, please so indicate in the space provided on the reverse side. You may also vote via Internet or telephone. See instructions on reverse side.

IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE
PLEASE RETURN THIS CARD IN THE SELF-ADDRESSED ENVELOPE PROVIDED.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote via the Internet Log on to the Internet and go to http://www.eproxyvote.com/np	OR	Vote by Telephone Call toll free 1-877-PRX-VOTE (1-877-779-8683)

If you vote via the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

Unless otherwise specified, this proxy will be voted FOR the listed nominees for Directors and FOR ratification of Deloitte & Touche LLP as the Company's independent auditors.

1.	Election of Directors. Nominees:			2.	To ratify Deloitte & Touche LLP as the independent auditors of the Company.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	(01) Timothy S. Lucas and (02) Philip C. Moore.
		FOR ☐	WITHHELD ☐		MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐
☐	Instructions: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided above.				MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐
					This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in favor of each proposal.
					In their discretion the Proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment thereof.

					For participants in the Neenah Paper, Inc. 401(k) Retirement Plan and Neenah Paper Retirement Contribution Plan: All shares credited to your Neenah Paper Stock Fund Account of the 401(k) Retirement Plan and shares of Neenah Paper Stock in your Retirement Contribution Plan account will be voted as you direct unless we have not received your instructions, in which case they will be voted in the same proportion as shares as to which voting instructions have been received from other participants.
					PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN REPRESENTATIVE CAPACITY, SIGN NAME AND TITLE.
Signature:	Date:	Signature:	Date:

QuickLinks

VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1—ELECTION OF DIRECTORS
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Stock Option Exercises in last Fiscal Year and Fiscal Year-End Option Values
Pension Plan Table
EQUITY COMPENSATION PLAN INFORMATION
Equity Compensation Plan Information
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCK PERFORMANCE GRAPH
COMPARISON OF CUMULATIVE TOTAL RETURN* AMONG NEENAH PAPER, INC., THE RUSSELL 2000 INDEX AND THE DOW JONES FORESTRY & PAPER INDEX
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PRINCIPAL ACCOUNTANT FEES AND SERVICES
STOCKHOLDERS' PROPOSALS FOR 2006 ANNUAL MEETING
OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING
APPENDIX A AUDIT COMMITTEE CHARTER